Exhibit 99.1

Advanced Photonix, Inc. Reports 35% increase in Second quarter revenues

ANN ARBOR, Mich., Nov. 12, 2013 -- Advanced Photonix® (NYSE MKT: API) (the Company, we, us or our) today reported improved results for the second quarter ended September 27, 2013.

Financial Highlights for the Second Quarter Ended September 27, 2013

•
Net sales for the quarter were $7.5 million, an increase of $2.0 million or 35% from the second quarter ended September 28, 2012. Sequentially, revenues were up 6% relative to the first quarter of fiscal 2014. Sales growth due to the March acquisition of the Silonex net assets by Advanced Photonix Canada (APC) and telecommunication transmission and test revenues have lead the way.

•	Gross profit margin for Q1 FY2014 was 37.0% of sales compared to 35.3% for the second quarter ended September 28, 2012. Cost reduction efforts and improved volumes helped improve the rate.

•
Current quarter net loss was $578,000 or $0.02 per diluted share, as compared to a quarterly net loss of $1,287,000, or $0.04 per diluted share for the quarter ended September 28, 2012. Increased sales and related gross margin explain the 55% reduction in the net loss.

•
The Non-GAAP net loss for the second quarter of fiscal 2014 was $300,000 or $0.01 per diluted share, as compared to a Non-GAAP loss of $943,000, or $.03 per diluted share, for the second quarter last year. Increased sales and related gross margin explain the 68% reduction in the net loss.

•
Adjusted EBITDA (which is defined as GAAP earnings before interest, taxes, depreciation, amortization and stock compensation), was a positive $20,000 for the second quarter of fiscal 2014 as compared to negative adjusted EBITDA of $718,000 for the quarter ended September 28, 2012.

Operating Expenses
The Company’s total operating expenses for the quarter were $3.3 million, up approximately $87,000 from the prior year quarter due primarily to the operating expenses assumed with the APC acquisition. Total operating expenses were 44.3% of sales compared to 58.1% for the second quarter last year.

Balance Sheet
The Company finished the quarter with $371,000 in cash compared to $619,000 as of March 31, 2013. Approximately $1.3 million was drawn on the Company’s line of credit. Net working capital as of September 27, 2013 was $3.6 million.

Richard Kurtz, Chief Executive Officer commented, “The second quarter came in pretty much as we expected continuing the trajectory of having a 35% year over year improvement in sales. The most recent government shutdown and the effects of sequestration have interrupted the continuity of several Terahertz development contracts and the normal flow of our military/aerospace business. Near term demand in our test and measurement and telecommunications transmission products have the opportunity to mitigate these recent headwinds. This quarter test and measurement sales represented 62% of our total revenues as we continue to solve our customer’s need to quantify and evaluate key elements in their applications that can only be done through optical sensing. We look forward to continued success in the test and measurement market, as well as overall growth for the Company.”

Conference Call
Participating in the call will be Richard Kurtz (CEO and Director), Rob Risser (COO and Director), and Jeff Anderson (CFO). The live audio webcast will be accessible at http://www.videonewswire.com/event.asp?id=96854 and will last approximately one hour. The conference call will end with a question and answer period. To access the conference call dial 877.870.4263 (412.317.0790 for international and 855.669.9657 for Canada).

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

Alternatively, an archived version of the conference call will be available shortly following the conclusion of the live call in the Investors section of API's website at www.advancedphotonix.com.

Forward-looking Statements:
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products; and the risk factors listed from time to time in the Company’s’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings. The Company assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONDENSED CONSOLIDATED BALANCE SHEET
ASSETS	September 27, 2013	March 31, 2013
Current assets
Cash and cash equivalents	$371,000	$619,000
Receivables, net	5,662,000	4,988,000
Inventories	4,617,000	3,905,000
Prepaid expenses and other current assets	815,000	795,000
Total current assets	11,465,000	10,307,000
Equipment and leasehold improvements, net	3,111,000	3,415,000
Goodwill	4,579,000	4,579,000
Intangibles and patents, net	3,304,000	3,686,000
Other assets	178,000	229,000
Total Assets	$22,637,000	$22,216,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,726,000	$3,127,000
Accrued compensation	1,302,000	729,000
Current portion of long-term debt – bank term loan	333,000	333,000
Current portion of long-term debt – bank line of credit	1,251,000	--
Current portion of long-term debt – PFG	714,000	714,000
Current portion of long-term debt – MEDC/MSF	564,000	553,000
Current portion of capital lease	8,000	--
Total current liabilities	7,898,000	5,456,000
Long term debt, less current portion – bank term loan	167,000	334,000
Long term debt, net of debt discount and current portion – PFG	1,061,000	1,322,000
Long term debt, less current portion – MEDC/MSF	90,000	377,000
Long-term debt, capital lease	39,000	--
Warrant liability	381,000	292,000
Total liabilities	9,636,000	7,781,000

Shareholders' equity
Class A common stock, $.001 par value, 100,000,000 shares authorized; September 27, 2013 – 31,244,740 shares issued and outstanding; March 31, 2013 – 31,158,347 shares issued and outstanding	31,000	31,000
Additional paid-in capital	58,685,000	58,616,000
Accumulated deficit	(45,715,000)	(44,212,000)
Total shareholders' equity	13,001,000	14,435,000
Total liabilities and shareholders' equity	$22,637,000	$22,216,000

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
	Three months ended		Six months ended
	Sept 28, 2012	Sept 27, 2013	Sept 28, 2012	Sept 27, 2013
Sales, net	$5,586,000	$7,536,000	$11,802,000	$14,614,000
Cost of products sold	3,612,000	4,747,000	7,584,000	8,898,000
Gross profit	1,974,000	2,789,000	4,218,000	5,716,000

Operating expenses
Research, development and engineering	1,342,000	1,234,000	2,713,000	2,726,000
Sales and marketing	496,000	640,000	1,001,000	1,227,000
General and administrative	1,119,000	1,202,000	2,172,000	2,326,000
Amortization expense	291,000	259,000	583,000	509,000
Total operating expenses	3,248,000	3,335,000	6,469,000	6,788,000
Loss from operations	(1,274,000)	(546,000)	(2,251,000)	(1,072,000)

Other income (expense)
Net interest expense	(30,000)	(165,000)	(63,000)	(325,000)
Change in fair value of warrant liability	(4,000)	107,000	13,000	(89,000)
Other income (expense)	21,000	26,000	21,000	(17,000)
Total other (expense)	(13,000)	(32,000)	(29,000)	(431,000)
Loss before benefit from income taxes	(1,287,000)	(578,000)	(2,280,000)	(1,503,000)

Benefit from income taxes	--	--	--	--

Net loss	$(1,287,000)	$(578,000)	$(2,280,000)	$(1,503,000)

Basic and diluted loss per share	$(0.04)	$(0.02)	$(0.07)	$(0.05)

Weighted average common shares outstanding	31,161,000	31,229,000	31,161,000	31,213,000

Non-GAAP Financial Measures
The Company provides Non-GAAP Net Income, EBITDA and adjusted EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income, EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income, EBITDA and adjusted EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

RECONCILIATION OF NON-GAAP LOSS TO GAAP LOSS
	Three months ended		Six months ended
	Sept 28, 2012	Sept 27, 2013	Sept 28, 2012	Sept 27, 2013
Net (loss)	$(1,287,000)	$(578,000)	$(2,280,000)	$(1,503,000)
Adjustments:
Change in warrant fair value	4,000	(107,000)	(13,000)	89,000
Amortization - intangibles/patents	291,000	259,000	583,000	509,000
Acquisition related expenses	--	--	--	--
Non-cash interest expense	--	85,000	--	132,000
Stock option compensation expense	49,000	41,000	78,000	70,000
Subtotal	344,000	278,000	648,000	800,000
Non-GAAP (loss)	$(943,000)	$(300,000)	$(1,632,000)	$(703,000)

Basic and diluted loss per share	$(0.03)	$(0.01)	$(0.05)	$(0.02)

Weighted average common shares outstanding	31,161,000	31,229,000	31,161,000	31,213,000

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO GAAP LOSS
	Three months ended		Six months ended
	Sept 28, 2012	Sept 27, 2013	Sept 28, 2012	Sept 27, 2013
Net income (loss)	$(1,287,000)	$(578,000)	$(2,280,000)	$(1,503,000)
Adjustments:
Net interest expense (income)	30,000	164,000	63,000	324,000
Warrant (fair value) adjustment	4,000	(107,000)	(13,000)	89,000
Depreciation expense	195,000	241,000	395,000	463,000
Amortization	291,000	259,000	583,000	509,000
Subtotal	520,000	557,000	1,028,000	1,385,000
EBITDA	$(767,000)	$(21,000)	$(1,252,000)	$(118,000)
Stock compensation	49,000	41,000	78,000	70,000
Adjusted EBITDA	$(718,000)	$20,000	$(1,174,000)	$(48,000)

About Advanced Photonix, Inc.
Advanced Photonix, Inc.® (NYSE MKT: API) is a leading supplier of optoelectronic sensors, devices and instruments used by Test and Measurement, Process Control, Medical, Telecommunication and Homeland Security markets. The company has three product lines: Optosolutions focuses on enabling manufacturers to measure physical properties, including temperature, particular counting, color, and fluorescence for Medical, Homeland Security and Process Control applications. The Terahertz sensor product line is targeted to the Process Control, to enable quality control, and Security markets through nondestructive testing. The T-Gauge® sensor can measure subsurface physical properties, like multi-layers thicknesses, density, moisture content, anomaly detection and some chemical features, online and in real time.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

High-Speed Optical Receiver (HSOR) products are used by the telecommunication market in both telecommunication equipment and in test and measurement equipment utilized in the manufacturing of telecommunication equipment. For more information visit us on the web at www.advancedphotonix.com.

CONTACT: Torrey Hills Capital
Jim Macdonald
(858) 456-7300
jim@sdthc.com

SOURCE: Advanced Photonix, Inc.

RELATED LINKS: http://www.advancedphotonix.com

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474